Exhibit 14.2

                       Nelnet Education Loan Funding, Inc
                       Code of Business Conduct and Ethics
                           for Directors and Officers

General Statement of Policy

It is the policy of Nelnet Education Loan Funding, Inc. (the "Company") that the conduct of every Director and officer while acting on behalf of the Company be based upon the highest ethical standards and compliance with the law. This Code of Business Conduct and Ethics affirms the policy of the Company and is a guideline to:

     o promote honest and ethical conduct that reflects positively on the Company;

     o maintain a corporate climate in which the integrity and dignity of each individual is valued;

     o assure compliance with laws, rules and regulations that govern the Company's business activities; and

     o   assure  the  proper  use of the  Company's  assets.

This Code does not specifically address every potential form of unacceptable conduct, and it is expected that Directors and officers will exercise good judgment in compliance with the principles set out in this Code. Each Director and officer has a duty to avoid any circumstance that would violate the letter or spirit of this Code.

Fair Dealing

Each Director and officer should endeavor to deal honestly and ethically with the Company's Directors, officers, auditors, advisors, customers, suppliers and competitors while engaged in business on behalf of the Company. Non-compliance with this Code or the law or other unethical or dishonest business practices while acting on behalf of the Company are forbidden and may result in disciplinary action, including termination.

Proper Use of Company Assets

Company assets should be used only for the legitimate business purposes of the Company. Directors and officers are prohibited from using Company assets, confidential or proprietary information or position for personal gain.

Compliance with Laws, Rules and Regulations

Any transaction undertaken in the name of the Company that would violate the laws, rules or regulations of any country or its political subdivisions in which the Company conducts business is prohibited. Particular attention is directed to the laws, rules and regulations relating to discrimination, securities, antitrust, civil rights, transactions with foreign officials, safety and the environment. If any uncertainty arises as to whether a course of action is within the letter and spirit of the law, advice should be obtained from the Company's General Counsel or his designee.

Observing the law is a minimum requirement. The Company's Code envisions a level of ethical business conduct well above the minimum required by law.

                                                                    Exhibit 14.2

1. Discrimination and Harassment

The Company is committed to providing a workplace free of discrimination and harassment based on race, color, religion, age, gender, national origin, disability, veteran status, or any other basis prohibited by applicable law. Similarly, offensive or hostile working conditions created by such harassment or discrimination will not be tolerated. Each Director and officer has a duty while acting on behalf of the Company to refrain from engaging in conduct that constitutes discrimination or harassment.

An officer should promptly report any discrimination or harassment or any complaint of discrimination or harassment to the Company's president and to the head of human resources of Nelnet, Inc. ("Nelnet") or corporate legal. Additional information regarding discrimination and harassment may be found in Nelnet's employee policy manual.

2. Insider Trading

Directors and officers in possession of material information about the Company or Nelnet must abstain from trading in securities of Nelnet until such information is generally and publicly available by means of a press release or other public filing. Such material "inside information" might include earnings estimates, stock and dividend activity, changes of control or management, pending mergers, sales, acquisitions, reserves numbers or other significant business information or developments. Providing such inside information to others who then trade on it is also strictly prohibited. Trading on inside information is also a violation of federal securities law.

Political Contributions

Corporate funds, credit, property or services may not be used (directly or indirectly) to support any political party or candidate for public office, or to support or oppose any ballot measure, without the prior approval of the Board of Directors. Although Directors and officers are encouraged to support political parties and candidates with their personal efforts and money, the Company will not reimburse or subsidize them in any way for such political participation.

Confidential Information

Directors and officers may become aware of non-public information regarding actual or potential customers, suppliers or commercial transactions of the Company, or of nonpublic technical information pertaining to the operations or potential operations of the Company. Such confidential and proprietary information is the exclusive property of the Company and each Director and officer is bound to keep such information in strictest confidence, except when disclosure is authorized by an officer of the Company or legally mandated. Furthermore, such information is to be used solely for Company purposes and never for the private gain of a Director and officer (or any member of his or her immediate family), or any third party.

Special care is required regarding the public release of information concerning the Company's business, strategies, activities and plans, the disclosure of which could influence investors trading in the Company's securities. All media contact and public statements and discussions of Company business should be coordinated with the Nelnet's head of marketing communications and should only be made by spokespersons who have been authorized by an officer of the Company.

                                                                    Exhibit 14.2

Conflicts of Interest

1. General

Generally, a conflict exists when the personal interests or activities of a Director and officer (or members of their immediate family) may influence the exercise of his or her independent judgment in the performance of one or more duties to the Company. Even the appearance of a conflict of interest may be as damaging as an actual conflict and should be avoided. Directors and officers should not enter into any transaction or engage in any practice (directly or indirectly) that would tend to influence him or her to act in any manner other than in the best interests of the Company. Directors and officers (or members of their immediate family) also should not exercise discretionary authority or make or influence any recommendation or decision on behalf of the Company that would result in an undisclosed personal financial benefit to such Director and officer (or to members of his or her immediate family).

It is not a conflict of interest for a Director and officer (or to members of their immediate family) to obtain services from persons or entities who also provide services to the Company, including legal, accounting or brokerage services, loans from banks or insurance from insurance companies, at rates customary for similarly situated customers. Furthermore, no relationship involving an executive officer or Director that is disclosed to and affirmatively determined by the Board of Directors to be immaterial (and no action incidentally benefiting any such officer or Director as a result of such relationship) shall be deemed a conflict of interest within the meaning of this Code.

2. Gifts, Gratuities and Other Benefits

No officer or Director shall (directly or indirectly) offer or give any gift, "kickback" or other improper payment or consideration to any customer, supplier or government official, or any other person in consideration for assistance or influence concerning any transaction or potential transaction involving the Company.

No officer or Director, or member of his or her immediate family, shall (directly or indirectly) solicit, accept or retain any gift, entertainment, trip, discount, service or other benefit from any organization or person doing business or competing with the Company, other than (i) modest gifts or entertainment as part of normal business courtesy and hospitality that would not influence, and would not reasonably appear to be capable of influencing, such officer or Director to act in any manner not in the best interest of the Company or (ii) acceptance of a nominal benefit that has been disclosed.

Written approval by an officer or Director of the Company shall be required for any gift, entertainment, trip, discount, service, or other benefit from an organization or person doing business with or competing with the Company which exceeds $250 in value (or such lesser value as may be determined through written notice by an Officer of the Company for a Department or Division under his or her supervision). A copy of such written approval shall be provided to Nelnet corporate legal.

                                                                    Exhibit 14.2

Corporate Opportunities

Directors and officers are prohibited from taking for themselves personally (or for members of their immediate family) any opportunity that may be of interest to the Company that is discovered through the use of corporate property, information or position unless such opportunity is first offered to the Company and the Company affirmative determines not to pursue it.

Other Organizations

Each officer is expected to devote his or her full time and efforts during normal working hours to the service of the Company or its affiliates. No officer shall engage in any business or secondary employment that interferes with his or her obligations and responsibilities to the Company or its affiliates.

No officer of the Company may serve on the Board of Directors of any corporation not owned or controlled by or under common control with the Company or Nelnet, other than a nonprofit, charitable, religious, civic or educational organization, without the prior written approval of one of the president of the Company.

Unless disclosed to and approved by the president of the Company, no officer (or any member of their immediate families) may directly or indirectly have a financial interest (whether as an investor, lender or other service provider) in any company that is selling supplies, furnishing services or otherwise doing business or competing with the Company. This provision does not apply to an officer (or members of their immediate family) owning the securities of a publicly traded entity as long as such ownership represents less than five percent (5%) of the outstanding securities.

Accounting and Reporting

Every officer is required to follow the Company's accounting policies, including the business expense policies. All accounting records should accurately reflect and describe corporate transactions. The recordation of such data must not be falsified or altered in any way to conceal or distort assets, liabilities, revenues, expenses or the nature of the activity. The Company's accounting policies may be obtained from the Nelnet's head of accounting.

All public disclosures made by the Company, including disclosures in reports and documents filed with or submitted to the Securities and Exchange Commission, shall be accurate and complete in all material respects. Each Director and officer is expected to carefully consider all inquiries from the Company related to the the Company's public disclosure requirements and promptly supply complete and accurate responses.

If any officer has any questions or concerns about any of the Company's public disclosures, he or she should immediately contact the president of the Company.

Compliance and Enforcement

Questions of interpretation or application of this Code with respect to a particular situation should be addressed to the Company's corporate legal or its designees. Such requests may be made in writing or orally and will be handled discretely.

Any suspected violation of applicable laws, rules or regulations or this Code, including any transaction or relationship that reasonably could be expected to give

                                                                    Exhibit 14.2

rise to a conflict of interest, should be reported promptly to corporate legal or its designee, without regard to the usual lines of reporting.

No adverse action will be taken against any officer for making a complaint or disclosing information in good faith, and any officer who retaliates in any way against an individual who in good faith reports any violation or suspected violation of the Code of Conduct will be subject to disciplinary action, including termination.

Any violation of this Code of Conduct will be grounds for immediate disciplinary action including termination.

Amendment, Modification and Waiver

Any amendment or modification of this Code must be approved by the Company's Board of Directors. Any waiver of this Code for officers may be granted only by the Board of Directors or a duly authorized committee of the Board of Directors, subject to the disclosure and other provisions of the Securities Exchange Act of 1934, the rules promulgated there under.